Exhibit 5.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST

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WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
June 20, 2023	FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

RE:	ECARX Holdings Inc. Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special United States counsel to ECARX Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) in connection with (i) the issuance by the Company of up to 23,871,971 Class A ordinary shares, par value US$0.000005 per share (the “Class A Ordinary Shares”) issuable upon exercises of certain warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”), and (ii) the resale by certain selling securityholders of up to (a) 277,014,192 Class A Ordinary Shares (the “Legacy Shares”), (b) 8,872,000 Warrants (the “Sponsor Warrants”), (c) 8,872,000 Class A Ordinary Shares issuable upon exercises of the Sponsor Warrants (the “Sponsor Warrant Shares”), and (d) 5,793,480 Class A Ordinary Shares issuable upon conversion of certain convertible notes at the conversion price of US$11.50 per share, subject to adjustment (the “CB Conversion Shares,” and together with the Legacy Shares, the Sponsor Warrants and the Sponsor Warrant Shares, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)the Registration Statement on Form F-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission

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June 20, 2023

(the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 26, 2022, by and among the Company, COVA Acquisition Corp. (“COVA”), an exempted company limited by shares incorporated under the laws of the Cayman Island, Ecarx Temp Limited, a wholly-owned subsidiary of ECARX (“Merger Sub 1”), and Ecarx&Co Limited, a wholly-owned subsidiary of ECARX (“Merger Sub 2”);

(c)the Warrant Agreement, dated as of February 4, 2021, by and between COVA and Continental Stock Transfer & Trust Company (“CST”) (as amended and assigned to ECARX Holdings pursuant to the Assignment, Assumption and Amendment Agreement by and among the Company, COVA and CST dated as of December 20, 2022 (the “Assignment Agreement”) (as so amended and assigned, the “Warrant Agreement”); and

(d)a specimen Warrant Certificate (the “Warrant Certificate”) in the form of Exhibit 4.3 to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Transaction Documents (as defined below).

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (“Opined on Law”).

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June 20, 2023

The Merger Agreement, Warrant Agreement, the Assignment Agreement and the Warrant Certificate are referred to herein collectively as the “Transaction Documents.”

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Sponsor Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

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June 20, 2023

(e)except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(f)we have assumed that the choice of New York law to govern the Transaction Documents is a valid and legal provision;

(g)we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(h)we have assumed that Cogency Global Inc. has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(i)to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(j)we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

In addition, in rendering the foregoing opinions we have assumed that:

(a)the Company (i) is, and as of May 26, 2022 and December 20, 2022 was, duly incorporated and is validly existing and in good standing, (ii) has and as of May 26, 2022 and December 20, 2022, had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

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June 20, 2023

(b)the Company has, and as of May 26, 2022 and December 20, 2022, had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents, including the issuance and sale of the Warrants or (iii) consummation of the transactions contemplated by the Merger Agreement (collectively, the “Business Combination”): (a) conflicts or will conflict with the Company’s seventh amended and restated memorandum and articles of association or any other comparable organizational document of the Company, (b) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (b) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement), (c) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (d) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (d) with respect to Opined on Law); and

(e)none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents, including the issuance and sale of the Warrants, (iii) the enforceability of each of the Transaction Documents against the Company or (iv) consummation of the Business Combination, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise

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June 20, 2023

you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP